EXHIBIT 107

Filing Fee Table

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Shares of common stock of Common Stock, par value $0.001 per share	15,000,000	$0.3305	$4,957,500	$459.56

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(1)

Represents the 292,968 shares of common stock previously issued to the selling shareholder named herein, and 14,707,032 shares of common stock that are issuable pursuant to a purchase agreement with the selling shareholder named herein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).